Exhibit 99.2

Contact:  Nadine Padilla

VP, Corporate & Investor Relations

858-805-2820

npadilla@biosite.com

October 25, 2005

BIOSITE® INCORPORATED ANNOUNCES RESULTS FOR

THE THIRD QUARTER OF 2005

Company Provides Financial Guidance and Outlines R&D Objectives

SAN DIEGO — Biosite® Incorporated (Nasdaq:BSTE) today reported results for the third quarter of 2005.  The Company also updated certain research and development milestones for 2006 aimed at expanding Biosite’s portfolio of innovative diagnostic products.

Financial Results

In the third quarter of 2005, total revenues were $69.7 million, a 14 percent increase from $61.2 million in the comparable period of 2004.  The Company reported net income of $12.6 million for the quarter, a 21 percent increase over the third quarter of 2004.  Diluted earnings per share were $0.68, compared with $0.60 in the third quarter of 2004, a 13 percent increase.

Biosite generated positive cash flow in the third quarter while continuing to invest in its new corporate facility, which is near completion.  At September 30, 2005, cash and marketable securities totaled $128.8 million, up 78 percent from $72.4 million at the end of 2004.

The Company tightened its 2005 annual growth target for revenues to a range of 17 to 19 percent from 16 to 20 percent.  Biosite also narrowed its current 2005 annual growth target range for diluted earnings per share to 18 to 20 percent, compared with its previous target range of 15 to 21 percent.

Looking forward to 2006, Biosite management stated that it expects year-over-year annual growth in total revenues of approximately 10 percent, annual growth in net income of approximately 10 percent and annual growth in diluted earnings per share of approximately 7 percent.

Biosite’s expectations for 2006 exclude the effects of FAS 123R, Share-Based Payment, which is related to expensing of share-based compensation, such as stock options.  FAS 123R is expected to be adopted for 2006.

“Our market research indicates that Biosite continues to lead the BNP testing market with

-more-

a 67 percent share of volume, and the market continues to grow,” said Kim Blickenstaff,

Biosite’s chairman and chief executive officer.  “In 2006 we expect our overall Triage BNP Test product growth rates will slow, compared to recent years, as a result of both market saturation for diagnostic applications in the hospital, and increased competition.  However, we continue to believe that increased utilization of BNP for risk assessment and physician office testing have the potential to expand the BNP market in the future.  In the face of this market evolution, we feel our financial objectives for 2006 are reasonable.

“Also for 2006, we have determined that our primary research and development objectives will be:

•                  U.S. regulatory approval of the Triage® Stroke PanelTM.

•                  U.S. launch of the Triage Profiler with MPO (myloperoxidase) and the Triage MPO Test, for evaluation of chest pain, in the first quarter of 2006 following regulatory submission in the fourth quarter of 2005.

•                  Launch of the Triage Profiler with MPO and with Biosite’s proprietary MultiMarker Index TM in Europe in the first half of 2006.

•                  Regulatory submissions for our planned sepsis and abdominal pain tests.

•                  Completing pre-clinical development of a diagnostic test for acute kidney injury.

“We believe these objectives, if successfully completed, have the potential for restoring the growth rates we achieved during our pioneering launch of the Triage BNP Test.”

Following are financial highlights for the quarter ended September 30, 2005:

($ in 000’s, except per share data and margins)

	Three months ended			Nine months ended
	9/30/05	9/30/04	Chg.	9/30/05	9/30/04	Chg.
Triage® BNP Test sales	$43,892	$38,936	13%	$142,721	$118,518	20%
Total product sales	68,888	60,392	14%	211,282	175,851	20%
Total revenues	69,668	61,183	14%	215,278	178,722	20%
Net income	12,569	10,381	21%	40,333	29,302	38%
Diluted earnings per share	$0.68	$0.60	13%	$2.19	$1.74	26%
Shares used in calculating diluted per share amounts	18,596	17,311	7%	18,394	16,864	9%

Gross margin on product sales	70%	69%		70%	67%
Operating margin	28%	28%		29%	27%

	September 30, 2005			December 31, 2004		Chg.
Cash and marketable securities balance	$128,846			$72,410		78%

Research and Development Update

As previously reported, in the third quarter of 2005 the U.S. Food and Drug Administration (FDA) granted a CLIA waiver for the Triage BNP Test, substantially expanding healthcare professionals’ access to the 15-minute blood test to aid in the diagnosis and assessment of patients with symptoms of heart failure.  Biosite currently has the only CLIA-waived natriuretic peptide test that can be used by any healthcare professional.

Additionally, in September Biosite reported that the FDA cleared a new indication for the Triage BNP Test enabling it to be used to help physicians assess the risk of mortality or re-hospitalization in heart failure patients.

Biosite also reported that earlier this month the FDA agreed to Biosite’s request for an  extension for the Premarket Approval Application (PMA) for the Triage Stroke Panel, which is on hold pending submission of additional information.  Biosite plans to submit additional information prior to the end of the first quarter of 2006.  The Triage Stroke Panel was launched in several European countries during the third quarter of 2005.

In October, Biosite conducted its second annual R&D Day for investors.  The Company reported pre-clinical proof of principle sufficient to support continued development activities for diagnostic panels aimed at acute coronary syndromes and sepsis.  Biosite also indicated that it has initiated research projects for potential panels for acute kidney injury, respiratory infections and cancer.

About Biosite® Incorporated

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis.  The Company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in more than 50 international markets.  Information on Biosite can be found at www.biosite.com.

Investor Conference Call

Biosite will host an investor conference call to discuss financial results and research and development progress.  The call will take place today, October 25, 2005, at 1:30 p.m. PDT.  A live webcast of the call can be accessed via the Internet at www.biosite.com.  The phone number for U.S. and international callers is (706)634-7088.  The call will be archived on the Biosite website for at least 21 days.  The phone replay number is (800)642-1687.  International callers, please dial (706)645-9291.  Please reference the conference call code, 9802947.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Examples of forward-looking statements are financial targets and growth objectives and also include but are not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”; “anticipates”; “plans”; “expects”; “estimates”; or similar statements. Forward-looking statements in this press release include statements regarding the Company’s expected financial performance for the 2005 and 2006 fiscal years, such as anticipated growth in revenues, net income and earnings per share and anticipated growth in the Company’s target markets; the Company’s ability to launch new products,  such as MPO tests and panels, the Company’s ability to define panels of biomarkers for sepsis and abdominal pain to file FDA submissions for both panels in 2006; the Company’s ability to complete development of a diagnostic test for renal injury; the Company’s ability to restore historical growth rates by achieving its objectives; and the Company’s ability to access potential markers of disease, identify proteins with high diagnostic utility, and develop and commercialize products and educate the medical community on new diagnostic approaches. Risks and uncertainties include risks associated with Biosite’s ability to obtain regulatory approvals and complete other clinical and pre-market activities needed to launch new products as currently planned, including the Triage Stroke Panel; Biosite’s ability to effectively promote and market acceptance of the Triage Stroke Panel; the continued growth of the BNP market; Biosite’s ability to commence and complete clinical trials as currently planned for a sepsis panel and a panel for use in evaluating one or more causes of abdominal pain; the implementation of automated and semi-automated manufacturing methods that maintain or improve product quality and manufacturing efficiency; costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets; Biosite’s ability to effectively promote the Triage BNP Tests, either directly or through distributors, and acceptance of the Triage BNP Test in the physician office market.  Biosite also faces risks associated with pending litigation between the company and Roche Diagnostics Corporation and certain of its affiliates (collectively “Roche”), including whether Biosite will be able to successfully assert its claims against Roche, whether Biosite will be able to successfully defend against the claims that Roche is asserting against the Company, as well as whether the litigation will result in a significant diversion of effort by Biosite’s management and scientific personnel and/or the expenditure of funds that exceed the Company’s current estimates. Other risks that should be considered include risks associated with changing market conditions, sales, profitability, and the extent to which products under development are successfully developed and gain market acceptance, risks associated with the introduction of competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s most recent Annual Report on Form 10-K, as amended, and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s SEC filings are available from the Investor Relations department.

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Biosite®, Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated. MultiMarker Index™ and Stroke Panel™ are trademarks of Biosite Incorporated.

Biosite Incorporated

Unaudited Statements of Income Data

(in thousands, except per share data)

	Three months ended			Nine Months Ended
	September 30,			September 30,
	2005	2004	% Change	2005	2004	% Change

Total revenues:
Product sales	$68,888	$60,392	14%	$211,282	$175,851	20%
Contract revenue	780	791	(1)%	3,996	2,871	39%
Total revenues	69,668	61,183	14%	215,278	178,722	20%

Gross margin on product sales	70%	69%		70%	67%

Operating expenses:
Cost of product sales	20,900	18,583	12%	64,155	57,920	11%
Selling, general and administrative	17,858	16,108	11%	54,930	47,664	15%
Research and development	10,549	9,588	10%	31,509	25,412	24%
License and patent disputes	788	—		1,340	—
Total operating expenses	50,095	44,279	13%	151,934	130,996	16%

Operating income	19,573	16,904	16%	63,344	47,726	33%

Operating income as % of total revenue	28%	28%		29%	27%

Interest and other income, net	1,095	119	820%	1,669	499	234%

Income before provision for income taxes	20,668	17,023	21%	65,013	48,225	35%

Provision for income taxes	(8,099)	(6,642)	22%	(24,680)	(18,923)	30%

Net income	$12,569	$10,381	21%	$40,333	$29,302	38%

Diluted net income per share	$0.68	$0.60	13%	$2.19	$1.74	26%

Diluted shares used in calculating per share amounts	18,596	17,311		18,394	16,864

Biosite Incorporated

Unaudited Balance Sheet Data

(in thousands)

	September 30, 2005	December 31, 2004
	Unaudited
Assets
Cash, cash equivalents & marketable securities	$128,846	$72,410
Accounts receivable	26,875	36,867
Inventories	31,949	37,077
Other current assets	12,192	14,513
Total current assets	199,862	160,867

Property, equipment and leasehold improvements, net	142,344	111,135
Patents and license rights, net	4,529	5,484
Other assets	6,730	6,029
Total assets	$353,465	$283,515

Liabilities and Stockholders’ Equity
Current liabilities	$45,701	$46,073
Long-term liabilities	14,849	17,105
Stockholders’ equity	292,915	220,337
Total liabilities and stockholders’ equity	$353,465	$283,515